UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 28, 2011

Westamerica Bancorporation
(Exact name of registrant as specified in its charter)

California	001-9383	94-2156203
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1108 Fifth Avenue, San Rafael, California		94901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (707) 863-6000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 22, 2011, Westamerica Bancorporation’s subsidiary bank, Westamerica Bank, received preliminary approval from the Superior Court of California of a tentative mediated class-wide settlement of a lawsuit brought on behalf of a punitive class of its deposit account customers. Westamerica Bank’s lawsuit is similar to other lawsuits prevalent in the banking industry related to the assessment of overdraft fees. The lawsuit alleges that Westamerica Bank’s manner of processing debit card transactions and other amounts drawn against deposit accounts results in customers paying more overdraft-related charges than they expect to pay. Westamerica Bank disputes its liability and the suitability of the claims for class treatment, but agreed to settle the punitive class action to end the expense and uncertainty created by the litigation. The tentative settlement would require Westamerica Bank to refund a portion of previously assessed overdraft fees to non-business customers. The tentative settlement is contingent on final court approval and is not expected to be effective earlier than the fourth quarter 2011. Westamerica Bank has concluded the settlement is likely and reasonably estimable at this juncture and intends to accrue for the estimated settlement in the second quarter 2011. The anticipated amount of Westamerica’s settlement is proportionally similar to the amount of settlements reached for similar litigation experienced by other banks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westamerica Bancorporation

June 28, 2011	By:	/s/ John "Robert" Thorson
Name: John "Robert" Thorson
Title: Senior Vice President and Chief Financial Officer